Filed Pursuant to Rule 424(b)(3) and Rule 424(c)
Registration Statement No. 333-196235

November 4, 2014

PROSPECTUS SUPPLEMENT NO. 11

14,825,000 Shares of Common Stock

This prospectus supplement amends our prospectus dated June 19, 2014, as supplemented on July 15, 2014, July 21, 2014, August 6, 2014, August 8, 2014, September 26, 2014, October 1, 2014, October 8, 2014, October 21, 2014, October 30, 2014 and November 4, 2014 (the “Prospectus”) to allow the selling stockholders named in the Prospectus (the “Selling Stockholders”) to resell, from time to time, up to 14,825,000 shares of our common stock. The shares of our common stock covered by the Prospectus (the “Shares”) were issued by us to the selling stockholders in a private placement on May 20, 2014, as more fully described in the Prospectus.

This prospectus supplement is being filed to include the information set forth in our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on November 3, 2014, which is set forth below. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement.

Our shares of common stock are listed on the New York Stock Exchange (the “NYSE”) under the ticker symbol “PAH.”  The closing sale price on the NYSE for our shares of common stock on November 3, 2014 was $25.76 per share.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012.

Investing in our common stock involves risks.  You should carefully consider the risks that we have described in “Risk Factors” beginning on page 6 of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus, before investing in the Shares.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

            You should rely only on the information contained in the Prospectus, this prospectus supplement or any future prospectus supplement or amendment.  Neither we nor the selling stockholders have authorized anyone to provide you with different information.  The selling stockholders are not making an offer of their Shares in any state where such offer is not permitted.

The date of this Prospectus Supplement No. 11 is November 4, 2014.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  November 3, 2014

Platform Specialty Products Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-36272	37-1744899
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5200 Blue Lagoon Drive Suite 855 Miami, Florida	33126
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 575-5850

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                 Other Events

As previously disclosed in a Current Report on Form 8-K filed with the Securities and Exchange Commission on October 21, 2014 by Platform Specialty Products Corporation (“Platform”), Platform entered into a Share Purchase Agreement with Nalozo S.à.r.l., pursuant to which Platform agreed to acquire Arysta LifeScience Limited (“Arysta”) for approximately $3.51 billion, subject to customary closing conditions (the “Arysta Acquisition”). There can be no assurance that the proposed Arysta Acquisition will close, or be completed in the time frame, on the terms or in the manner currently anticipated.

The purpose of this Current Report on Form 8-K is to voluntarily file the following information and financial statements:

(i)    Arysta Management’s Discussion of Operations and Cash Flows for the audited fiscal years ended December 31, 2013 and 2012, and the unaudited six-month periods ended June 30, 2014 and 2013, which is attached hereto as Exhibit 99.1 and is incorporated by reference in this Item 8.01;

(ii)    Arysta's audited consolidated balance sheets as of January 1, 2012 and December 31, 2013 and 2012 and the related audited consolidated statements of income, comprehensive income, changes in equity and cash flows for each of the two years in the period ended December 31, 2013 (prepared in accordance with International Financial Reporting Standards (“IFRS”)), which are attached hereto as Exhibit 99.2 and are incorporated by reference in this Item 8.01;

(iii)    Arysta's unaudited consolidated balance sheet as of June 30, 2014 and the related unaudited consolidated statements of income, comprehensive income, changes in equity and cash flows for the six-month period ended June 30, 2014 and 2013, which are attached hereto as Exhibit 99.3 and are incorporated by reference in this Item 8.01; and

(iv)    Platform's unaudited pro forma combined consolidated balance sheets as of June 30, 2014 and the related unaudited pro forma combined consolidated statements of operations of Platform for the six-month period ended June 30, 2014 and the year ended December 31, 2013, in each case giving effect on a pro forma basis to the proposed Arysta Acquisition, the previously-announced proposed acquisition by Platform of the Chemtura AgroSolutions business of Chemtura Corporation (the “CAS Acquisition”) and the related financings. For the year ended December 31, 2013, the pro forma is also giving effect on a pro forma basis to the acquisition of MacDermid Holdings, LLC, completed on October 31, 2013 (the “MacDermid Acquisition”) and the related financings. The unaudited pro formas are attached hereto as Exhibit 99.4 and are incorporated by reference in this Item 8.01.

Item 9.01                 Financial Statements and Exhibits.

(d)           Exhibits

Exhibit Number	Exhibit Title
23.1	Consent of independent auditors of Arysta.
99.1	Arysta Management’s Discussion of Operations and Cash Flows for the audited fiscal years ended December 31, 2012 and 2013 and the unaudited six-month periods ended June 30, 2014 and 2013.
99.2
Arysta's audited consolidated balance sheets as of January 1, 2012 and December 31, 2012 and 2013 and the related audited consolidated statements of income, comprehensive income, changes in equity and cash flows for each of the two years in the period ended December 31, 2013.

99.3
Arysta's unaudited consolidated balance sheet as of June 30, 2014 and the related unaudited consolidated statements of income, comprehensive income, changes in equity and cash flows for the six-month period ended June 30, 2014 and 2013.

99.4
Platform's unaudited pro forma combined consolidated balance sheets as of June 30, 2014 and the related unaudited pro forma combined consolidated statement of operations of Platform for the six-month period ended June 30, 2014 and the year ended December 31, 2013, in each case giving effect on a pro forma basis to the proposed Arysta Acquisition, the proposed CAS Acquisition and the related financings. For the year ended December 31, 2013, the pro forma is also giving effect on a pro forma basis to the completed MacDermid Acquisition and the related financings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLATFORM SPECIALTY PRODUCTS CORPORATION

November 3, 2014	By:	/s/ Frank J. Monteiro
	Name:	Frank J. Monteiro
	Title:	Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit Number	Exhibit Title
23.1	Consent of independent auditors of Arysta.
99.1	Arysta Management’s Discussion of Operations and Cash Flows for the audited fiscal years ended December 31, 2012 and 2013 and the unaudited six-month periods ended June 30, 2014 and 2013.
99.2
Arysta's audited consolidated balance sheets as of January 1, 2012 and December 31, 2012 and 2013 and the related audited consolidated statements of income, comprehensive income, changes in equity and cash flows for each of the two years in the period ended December 31, 2013.

99.3
Arysta's unaudited consolidated balance sheet as of June 30, 2014 and the related unaudited consolidated statements of income, comprehensive income, changes in equity and cash flows for the six-month period ended June 30, 2014 and 2013.

99.4
Platform's unaudited pro forma combined consolidated balance sheets as of June 30, 2014 and the related unaudited pro forma combined consolidated statement of operations of Platform for the six-month period ended June 30, 2014 and the year ended December 31, 2013, in each case giving effect on a pro forma basis to the proposed Arysta Acquisition, the proposed CAS Acquisition and the related financings. For the year ended December 31, 2013, the pro forma is also giving effect on a pro forma basis to the completed MacDermid Acquisition and the related financings.